Exhibit 99.1

Corvex and Related File Lawsuit Against CommonWealth REIT (CWH) to Enjoin The

Closing of the Equity Offering

Move to Seek Temporary Restraining Order in Federal Court

Respond to CWH’s Latest Attempt to Disenfranchise Shareholders

Through Bylaw Amendment

NEW YORK, March 4, 2013—Corvex Management, LP and Related Fund Management, LLC, announced today that on March 1, 2013 they filed a Complaint (No. 1:13-cv-10475) in the United States District Court of Massachusetts naming CommonWealth REIT (CWH), Barry M. Portnoy, Adam D. Portnoy, Joseph L. Morea, William A. Lamkin and Frederick N. Zeytoonjian. The complaint asks the Court to declare the Defendants in violation of anti fraud provisions of the Securities Exchange Act of 1934 and to enjoin the closing of Commonwealth’s equity offering. Corvex and Related are also seeking that the Court grant a temporary restraining order to prevent completion of the equity offering. Corvex Management, LP and Related Fund Management, LLC, through separately managed investment funds collectively own approximately 9.8% of the outstanding common shares of CommonWealth REIT.

The Complaint alleges, among other things, that CommonWealth’s trustees violated Section 10(b) of the Exchange Act and SEC Rule 10b-5 by disseminating or approving materially false and misleading statements and by employing devices, schemes, and artifices to defraud CWH shareholders. The complaint notes that the equity offering was pursued by the company to defeat efforts by existing shareholders to effect change in the company by massively diluting the existing shareholders and by placing large blocks of stock at a deep discount to market value as directed by management in what we firmly believe is an attempt to buy votes and further entrench management.

Separately, Keith Meister of Corvex Management LP and Jeff T. Blau of Related Fund Management, LLC issued the following statement in response to CWH’s bylaw amendment that seeks to impose a higher threshold to commence a written consent solicitation:

“We and our legal team are highly confident that CWH’s declaration of trust provides a clear path for the removal by written consent of the existing Board with the support of two-thirds of the outstanding shares. No effort by the Board to entrench themselves by means of an amendment of CWH’s bylaws changes this fact. These actions, however, are not unexpected based on the Board’s track record of value destruction. Indeed, we specifically filed a Complaint in Maryland last week, which is still pending, that asks the Court to enjoin the very type of actions that the Board is now undertaking.

Further, in our view these bylaw amendments are an act of desperation and an indication that CWH’s board is truly terrified at the prospects of facing its shareholders. The portrayal of some of these amendments as a ‘clarification’ in CWH’s securities filings is disingenuous and, frankly, an insult to shareholders’ intelligence. We and our legal team are highly confident that these bylaw amendments are not enforceable, and that investors and the Court will see through the Board’s self-interested word games.”

About Corvex Management, LP

Corvex Management, LP is an investment firm headquartered in New York, New York that engages in value-based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management, LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully-integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.